Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America
Reports Second Quarter 2015 Operating Results

Minneapolis, MN—August 12, 2015—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), a leading provider of appliance recycling and retailing services, today reported profitable operating results for the second quarter ended July 4, 2015.
Revenues for the second quarter of 2015 were $30.2 million, down 8.1% compared with the same period in 2014, as a result of decreased recycling division program sales and lower byproduct revenues. Net income for the second quarter of 2015 was $0.6 million, or $0.10 per diluted share, compared with earnings of $0.4 million, or $0.06 per diluted share, reported in the second quarter of last year, due mainly to the timing of $0.6 million in carbon offset revenues in the second quarter of 2015 as compared with no carbon offset revenues in the second quarter of 2014. The quarter results continued to be impacted by customer driven delays in deliveries under one of ARCA’s largest appliance energy efficiency programs and lower byproduct revenues that have resulted from the significant drop in steel and other nonferrous metal prices in the markets in which the company operates.
For the six months ended July 4, 2015, total revenues decreased 12.5% to $57.7 million, compared with revenues of $65.9 million for the same period in the prior year. Overall, the company reported a net loss for the six months ended July 4, 2015, of $(1.1) million, or $(0.19) per diluted share, compared with net income of $1.1 million, or $0.18 per diluted share, for the same period in the prior year.
Second Quarter Highlights
During the second quarter of 2015, the company experienced:

•	Decreases in energy efficiency program revenues from utilities, municipalities and others by $1.8 million.

•
Declines in byproduct revenues of $1.5 million as a result of the significant drop in the price of scrap steel and other nonferrous metals, offset by an increase of $0.6 million of carbon offset revenues.

“We continue to report declines in our financial results for the second quarter as result of delays outside of our control in appliance recycling programs in fiscal 2015 and the impact the strong U.S. dollar has had on the price of commodities we sell,” commented Edward R. (Jack) Cameron, president and chief executive officer of ARCA, Inc. Cameron commented further, “Although the recovery of scrap steel and nonferrous metal prices appears to be slow, we are hopeful the markets will return to levels at which we are profitable. Further, the delays encountered in our largest energy efficiency program have been resolved and we are now returning to higher delivery levels. We also plan to participate in further carbon offset programs with the refrigerants we have accumulated for responsible destruction.”

-more-

Retail Appliance Sales
ApplianceSmart, Inc., the company’s retail division, posted sales of $17.5 million for the second quarter comparable with the same period of 2014. ApplianceSmart reported a slight loss for operating income for the second quarters of both 2015 and 2014. The 2015 second quarter retail operating loss was approximately $0.6 million smaller than the loss reported in the first quarter of the year.
Brad Bremer, president of ApplianceSmart, commented, “In the second quarter we continued to see stability in our top line sales however, results continue to be impacted by lower margins in the highly competitive retail landscape”.     Bremer added.  “We are encouraged by the growth of the LG and Napoleon lines, which we launched earlier in the year.  This has brought some additional traffic into our stores and will certainly strengthen our brand portfolio as LG and Napoleon continue to be integrated into our sales mix.  We have recently signed an agreement to add Marvel to our assortment, which will further enhance our mix and bring an additional line of product for customers we currently are not serving.   The availability of out-of-carton product also continues to be strong, and with that we expect additional opportunities to improve our margins.  During the quarter we began the relocation of our St. Louis Park retail store to an updated and fresh location, and we are now open in Hopkins.  Our Minnesota warehousing and delivery operations were also relocated to an existing facility.  These moves will result in significant occupancy cost savings and efficiencies in our warehousing and distribution.”
Recycling Revenues
ARCA Recycling, Inc. saw year-over-year reductions in the combination of appliance recycling fees and appliance replacement revenues by $1.8 million to $9.4 million in the second quarter of 2015. The decline from the prior year second quarter results can be attributed primarily to customer driven delays in deliveries under one of our largest utility energy efficiency programs. The Company believes the Clean Power Plan (Section111(d) of the Clean Air Act) will increase the demand for energy efficiency programs.
Cameron said, “We’re very pleased with the success of our appliance recycling programs and are happy to report that in May 2015 deliveries returned to historically normal levels in our largest replacement program.”
Byproduct Revenues
The Company’s byproduct revenues decreased from $4.2 million in the second quarter of 2014 to $3.3 million in the second quarter of 2015. The decline in byproduct revenues was the result of decreased steel and nonferrous metal pricing. Metal prices experienced a significant drop during the first quarter of 2015 and have recovered only slightly so far this year.  Steel selling prices have fallen as much as $185 per ton (or 44%) over the prior year’s first quarter peak.  Nonferrous pricing has seen dramatic declines as well.  Lower pricing is being driven by weak demand in steel intensive industries like oil and gas production, a stronger dollar, and over-production of iron ore and steel around the world.
ARCA’s declines in byproduct revenues include decreases of $0.7 million in commodities sold. Revenues from the ARCA Advanced Processing, LLC (“AAP”) joint venture in Philadelphia also reported a $0.8 million decline in commodity revenues to $1.8 million, compared with $2.6 million in the second quarter of 2014. The decline was due primarily to decreased steel and nonferrous metal revenues for the same reasons noted above. The decline in ARCA byproduct revenues was partially offset by

-more-

$0.6 million in revenues from the sale of carbon offsets in the second quarter of fiscal 2015 as compared with no similar carbon offset revenues in the second quarter of fiscal 2014.
Liquidity and Capital Resources
Cash and cash equivalents were $3.6 million as of July 4, 2015, compared with $3.5 million as of January 3, 2015. As of July 4, 2015, the Company had excess available borrowing capacity under its revolving line of credit of $5.1 million. Net working capital decreased $2.6 million to $7.0 million as of July 4, 2015. As a result of the loss in the first quarter, ARCA reported to its bank that it was not in compliance with the Company’s revolving credit facility. The credit facility is scheduled to expire in January 2016. ARCA is working with its bank to enter into a replacement facility or obtain a waiver for covenant non-compliance.

About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward (Jack) R. Cameron, CEO
(952) 930-9000

-more-

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	July 4, 2015	January 3, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,641	$3,523
Accounts receivable	11,115	10,954
Inventories	15,569	16,113
Income taxes receivable	869	709
Other current assets	1,226	1,096
Deferred income tax assets	2,107	2,082
Total current assets	34,527	34,477
Property and equipment, net	11,361	11,761
Other assets	750	708
Deferred income tax assets	14	14
Total assets (a)	$46,652	$46,960

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,261	$6,380
Accrued expenses	7,890	8,133
Line of credit	9,104	9,237
Current maturities of long-term obligations	2,254	1,138
Total current liabilities	27,509	24,888
Long-term obligations, less current maturities	3,872	5,118
Other noncurrent liabilities	246	369
Deferred income tax liabilities	1,048	1,048
Total liabilities (a)	32,675	31,423

Commitments and contingencies	—	—

Shareholders' equity:
Shareholders' equity	12,443	13,602
Noncontrolling interest	1,534	1,935
	13,977	15,537
Total liabilities and shareholders' equity	$46,652	$46,960

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA’s consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $9,201 and $9,814 as of July 4, 2015 and January 3, 2015, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $2,600 and $2,338 as of July 4, 2015 and January 3, 2015, respectively.

-more-

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
				(as restated)
Revenues:
Retail	$17,494	$17,461	$34,592	$34,062
Recycling	9,366	11,161	17,189	22,845
Byproduct	3,304	4,211	5,921	9,034
Total revenues	30,164	32,833	57,702	65,941

Costs of revenues	22,287	24,707	43,957	48,754
Gross profit	7,877	8,126	13,745	17,187
Selling, general and administrative expenses	7,255	7,296	15,123	14,671
Operating income (loss)	622	830	(1,378)	2,516

Other income (expense):
Interest expense, net	(245)	(228)	(566)	(489)
Other income (expense), net	8	43	(141)	12
Income (loss) before income taxes and noncontrolling interest	385	645	(2,085)	2,039
Provision for (benefit from) income taxes	(101)	302	(586)	831
Net income (loss)	486	343	(1,499)	1,208
Net loss (income) attributable to noncontrolling interest	116	8	401	(129)
Net income (loss) attributable to controlling interest	$602	$351	$(1,098)	$1,079

Income (loss) per common share:
Basic	$0.10	$0.06	$(0.19)	$0.19
Diluted	$0.10	$0.06	$(0.19)	$0.18

Weighted average common shares outstanding:
Basic	5,801	5,581	5,798	5,579
Diluted	5,802	5,892	5,798	5,877

Net income (loss)	$486	$343	$(1,499)	$1,208
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	(15)	70	(133)	(11)
Total other comprehensive loss, net of tax	(15)	70	(133)	(11)
Comprehensive income (loss)	471	413	(1,632)	1,197
Comprehensive loss (income) attributable to noncontrolling interest	116	8	401	(129)
Comprehensive income (loss) attributable to controlling interest	$587	$421	$(1,231)	$1,068